Exhibit 99.2

MANAGEMENT DISCUSSION SECTION
Operator: Hello and welcome to the Independent Bank Corp. Conference Call. All participants will be in listen-only mode, and there will be an opportunity for you to ask questions at the end of today’s presentation. [Operator Instructions] Statements contained in this presentation that are not historical facts are forward-looking statements and are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include but are limited to, factors discussed in documents filed by the company and with the Securities and Exchange Commissions from time to time. [Operator Instructions]. Please note this conference is being recorded.
Now I would like to turn the conference over to Chris Oddleifson. Mr. Oddleifson, please go ahead.
Christopher Oddleifson, President and Chief Executive Officer
Thank you, Andrea, good morning. Thank you for joining us. I’m joined on the call by our CFO, Denis Sheahan. We direct your attention to the presentation slides available on our website, which Denis and I will be speaking to.
And I’ll start with Slide 2. We’re absolutely delighted to announce our agreement to acquire Ben Franklin Bancorp. and our excitement is driven by where this move brings the Rockland franchise right into the heart of Boston’s western suburbs which are universally viewed as among the most desirable markets in the state, given their superb demographics and higher population density. This is a very logical expansion for us, one which is contiguous to our current southeastern Mass footprint. There is no leapfrogging at all.
These markets, which include towns like Franklin, Medfield, Milford, Newtonville, Wellesley, and Waltham, represent a sweet spot for our products and services. They serve as a great compliment to our current markets, which themselves comprise the fastest growing region in the state. While it also must be emphasized here that Ben Franklin is a vibrant successful community bank whose roots trace back to 1871, this is by no means a troubled bank takeover.
CEO, Tom Venables and his team have done a terrific job generating profitable growth. What we are really doing here is building a real franchise value to value by adding strong customer relationships with a solid loan and deposit base. We are also confident in our ability to penetrate Ben Franklin’s customer base with our deeper product set, especially regarding wealth management, which represents an enormous opportunity, given the underlying demographics.
Moving to Slide 3. This slide gives you a good snapshot of Ben Franklin’s financial profile. Total assets of just under $1 billion, total loans of $679 million, with a nice blend across the commercial and consumer spectrums with solid, reputable customers that match up well with our skill set and relationship orientation, and excellent deposit base of

$661 million and is also a good fit, a very strong capital position of $107 million with ratios well in excess of well capitalized regulatory thresholds. Earnings of $3.5 billion for the first nine months of this year that compares well to all prior periods. And a solid credit profile with non-performing assets of just under $10 million, and an approach to underwriting, which is similar to ours.
Moving on to slide 4. This slide provides a nice pictorial how Ben Franklin’s footprint compliments ours. Ben Franklin has 11 branches, running due west and southwest of Boston. These locales possessed an amicable combination of small businesses, concentrations, high population density, and disposable income levels. This is just a fabulous banking market. They are also situated in very close proximity to major highways and commuter rail lines. Also Ben Franklin has a relatively high deposits-per-branch average of $60 million which derives from the nature of its markets.
Moving on to slide five. As shown in this slide, this transaction materially boosts our competitive position in the key Norfolk County market next to Boston where Ben Franklin has much of its deposits. We go from a very distent 20th share of the market to seventh overall, a healthy jump. The top three or four positions belong to the very large national, or northeastern regional banks, many of these have been obviously distracted by the industry fallout, which creates opportunities for strong community banks.
As one of the largest banks with roots in this region, we feel confident we can continue to move up in the rankings. We also gain a presence in neighboring Middlesex County for the first time, where Ben Franklin maintains four branches.
Moving on to slide six. This slide clearly demonstrates the point that I made earlier about the attractiveness of Ben’s markets. As you can see, household income is significantly higher than the average for the state and for our footprint as well. This presents very real potential for our wealth management business which is a major priority for us. And while we’ve been steadily growing ourselves over the past two years, population density is comparatively higher as well, which is what you would expect as you get close to Boston. In fact, over 50% of the state’s population now are in the counties of our combined footprint.
As you can see from the chart on the right, as I said, these markets are our natural extension. This in no way implies we are tapped out in southeastern Massachusetts where we continue to grow nicely and are positioned to benefit from newer developments such as the planned extension of the rail systems, and of industries such as film studios and gaming.
Moving on to slide seven. I want to reiterate a point that I made earlier that Ben Franklin is by no means a troubled institution. We are combining with a company that has a lot of momentum underway and has been managed both intelligently and safely during this industry crisis. They have been consistently profitable which has certainly not been the case for many others. They have been growing in all the right areas, earnings, revenues, loans, deposits, and they have avoided industry landlines, they neither originate nor hold subprime debt, they do not have any dicey exposures in their strategic portfolio, no outsized charges of any kind have needed to be taken. Much of their growth has been funded by core deposits, which have now risen to 62% of total deposits. And they have consistently maintained healthy capital levels, while at the same time being attentive to their shareholders. They recently raised their common dividend and have been repurchasing their stocks as well.
Moving onto page eight. They say a picture is worth a thousand words here. This slide shows comparisons of key measures of Ben Franklin’s third quarter financial performance to both prior year and Q2 ‘08. I won’t go over each of these, but I believe you’ll agree that they paint a picture of a healthy well-run growing bank. I’d also characterize this as sensible growth. They have not been pushing the envelope to produce this growth. They have been appropriately cautious more recently as it can be seen by the slowing of loan growth.
Okay, moving on to slide 9. Here is a profile of events of their loan portfolio. It’s pretty well balanced across C&I, commercial real estate, and residential mortgages. The C&I portfolio is a traditional one, comprised of small to mid-size borrowers with no major industry concentration and Ben Franklin is a leading SBA lender in its markets.
Of coursc our real estate portfolio is predominantly local and cuts across the range of multi-family, small-office, retail, and industrial properties. The construction component is a modest one, comprising just 7% of total loans. The resi mortgage portfolio is balanced as well with about 60% in ARMs and 40% in fixed rates. The weighted average LTV is approximately 55% with no sub-prime exposure. In light of market conditions and widening spreads, Ben Franklin Bancorp has been retaining most of its mortgages on the balance sheets since late last year.
Overall credit quality is in good shape. Total NPLs were $8.89 million at the end of Q3 with over $6 million of that relating to one commercial relationship, which is currently being worked out. Net charge-offs have been de minimis, totaling $65,000 for the first nine months of this year and less than $200,000 for all of 2007.
So in summarizing my own comments, I just want to re-emphasize how excited we are by the prospects of this combination. We’re really looking forward to working with CEO, Tom Venables and his team to realize the tremendous potential. And now, Dennis will cover the details of the transaction.
Denis Sheahan, Chief Financial Officer
Thank you, Chris. On slide 10, we expect a very smooth integration effort really based upon the level of cooperation we received from the Ben Franklin management team and our experience and capacity to successfully integrate acquisitions.
First and foremost, we conducted an exceedingly thorough due diligence process. This was not out of any fundamental concerns, given Ben Franklin’s excellent track record but we just wanted to get really comfortable in light of a very difficult economy. Our own platform has been honed and improved over the past few years and can definitely be leveraged over a larger base. And we’ve also successfully completed the integration of the Slade’s Ferry Bank acquisition, which closed in the first quarter this year, which is behind us now.
I also want to emphasize that we’ve taken a very methodical approach to acquisitions. We are a careful and prudent acquirer and only proceed when we are thoroughly convinced, we’re fully prepared to do so without distraction or without compromising our forward progress. That’s the approach we took with Falmouth Bancorp, the divested Fleet branches and Slade’s Ferry Bancorp acquisitions.
Let’s now look at the terms of this transaction on slide 11. This is a 100% stock deal, which meets our objectives to preserve capital. It’s important to emphasize that we entered into this transaction without any regard as to our potential participation in the government’s TARP program. We found the strategic fit with Ben Franklin quite compelling and moved forward on that basis. We’ve yet committed to a formal determination on TARP, but will very likely participate given the greater flexibility and resources the added capital provides.
Having said that, we do not feel constrained whatsoever in making credit available to worthy borrowers and the combined capital position of us and Ben Franklin only enhances that. The deal is structured with the fixed exchange ratio of 0.59 Independent Bank Corp. shares for each share of Ben Franklin, which brings the aggregate deal value to $125 million. The deal requires the customary approvals of the appropriate regulators and the shareholders of each company with closing anticipated in early Q2 2009. The various transaction multiple is shown on the slide as well. I won’t go over each, but feel they are in line with healthy bank deals. More than anything, the recent industry turmoil has really magnified the enormous inherent value of a core deposit franchise.
On slide 12, I’ll walk you through our financial assumptions and expectations for the deal. We expect pre-tax cost savings of approximately $9 million, which equates to 37% of Ben Franklin’s expense base. We estimate that 70% of that will be realized in 2009 with 100% realization in 2010. The restructuring charge is comprised of employment contracts, technology contracts and other charges. We plan to amortize the core deposit intangibles of $11.2 million over a 10-year period on an accelerated basis.
Using the analyst consensus estimate for us in 2009, we expect this transaction to be accretive in 2009 exclusive of one-time charges. The internal rate of return is expected to be 16% and we also expect this transaction to be neutral to tangible book value per share in 2009 as well.
In general, we consider ourselves to be pretty grounded when it comes to financial matters. We’ve taken that same conservative approach here with regard to our deal assumptions. Beyond some modest wealth management penetration in the out years, we have not factored in any other added revenues. We’ve also allowed for some modest deposit attrition, but we do feel we have an excellent shot at coming in better than what we’ve shown here.
Slide 13 lays out the tangible opportunities to meet or exceed our financial expectation. On the cost side, Ben Franklin has a higher efficiency ratio than us, which we’ll be bringing down. Ben Franklin’s overall cost of fund is 60 basis points higher than ours, which we can improve over time by accessing cheaper sources of funds. The opportunity to make inroads of Ben Franklin’s customer base via products such as Wealth Management is a big one and we intend to get after it.
Both companies bring strong levels of capital to the current environment, which can be deployed even more profitably when economic conditions improve. All in all, I ehco Chris’ sentiments about the combined strength of our two companies and look forward to demonstrating that to all of you.
Thank you, and we now open the call for questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question comes from Bryce Rowe of Robert W. Baird. Please go ahead.
<Q – Bryce Rowe>: Thanks. Good morning.
<A>: Good morning, Bryce.
<Q – Bryce Rowe>: Do you guys plan to I guess obviously merge or change the name, the Ben Franklin name?
<A>: Yes. We do.
<Q – Bryce Rowe>: Okay. Thanks Chris.
Operator: Thank you. Our next question comes from Laurie Hunsicker of Stifel Nicolaus. Please go ahead.
<Q>: Yeah, hi good morning, Chris and Denis.
<A>: Good morning Laurie.
<Q>: Just wondered —two things, kind of on a macro front, where do you continue to see INDB going in the future or would you say you’re plate is full for the next couple of years digesting Slade’s Ferry, and then, how do you sort of —maybe give us some more macro view of your acquisition strategy or basic strategy?

<A – Christopher Oddleifson>: Yeah, sure. We, what our history has shown is that we’re very -fundamental one step at a time focusing on shareholder value and doing that by being very, very careful about our intense focus on our customers, our employees and our communities. You can’t manage shareholder value directly, you have to manage that through doing great job in your markets, thinking about a way to deliver the fundamentals of banking while, thinking about how you innovate on the margins. I think we’re also very cognitive of being very, very careful to being deliberate, methodical, thoughtful and disciplined in really everything that we do. And looking at —in terms of acquisitions, this, as we scanned all the opportunities over the last couple of years, of sort of what would be the next nice fit, this was one of you say—what this would be absolutely terrific. And we’re just delighted that it’s unfolded that way. In terms of sort of our future, I want to be careful that we do not have sort of a quote “roll out strategy” that you’ve seen in the last decade. We have an opportunistic strategy, the one that where franchises that makes sense, that complement ours, become available, we would very much like to be at the table having that conversation. However, we are also very comfortable in building our—what we have to taking that to a higher levels. And then as I said, we still think there is a lot of opportunity in our sort of our core geography and we think there is a lot of opportunity to build upon that in the advanced geography.
<A – Christopher Oddleifson>: When I think about the macro strategy going forward, I think you’re going to see an Independent Bancorp, that you have seen in the last decade —just sort of marching very carefully, slowly, not taking too much on that we can’t handle, doing things well and I would hope that periodically, there would be an acquisition or two in our future. But I’m not sort of banking my strategy on it. I’m not saying that is what we’re going to do like that we have seen in the past. Denis, what would you add?
<A – Denis K. Sheahan>: I agree with what you have said Chris. I would also add to it, that we are very focused on the investment management business. As you know, we did close small acquisitions. In the fourth quarter of last year, we will be very focused on opportunities they are both organically and in terms of acquisitions to build out that wealth management footprint.
<Q>: Okay, great. And then maybe just with respect to actually your branch footprint. I mean your map is looking very pretty now, nicely filled in. To the extend that an actual whole bank or branch acquisition opportunity becomes available, what would be the geography that you’d continue to expand to. And I mean, I estimate based on but ultimately heading west.
<A>: Well. With that we wouldn’t head east.
<A>: Yeah. I think that is very sort of optimistic and it is hard to say, there are a lot of attractive markets that sort of are adjacent to us and around us. I think if there was a sort of a leapfrog opportunity that would get a lot of scrutiny from us because it wouldn’t develop as a compelling map. Quite frankly Laurie, you tuned into one of the things that is very visual about this, which is when you look at the map and say that is just a really natural fit. And that makes it compelling for many —not only for the analyst community but also for our customers, and for our combined staff, it makes sense. That I think is very powerful and thinking about how do you make mergers work. It makes sense, the people who make it work, which are as everybody in both their organizations. So I don’t want to pin myself down as the sort of what was next but -because it is very much of an opportunistic thing, but I will say there are other attractive markets available all around us.
<Q>: Okay. And then one last question on geography and a quick math question? Would you consider going into Rhode Island and Connecticut?
<A>: Again, it’s sort of an opportunistic thing. If a franchise were to become available, we will certainly like to have that conversation to look at it but I just sort of want to emphasize, mergers are tricky and one needs to think very carefully about not only the financials, financials are -a little bit of an easier part than how you culturally melt these things in a way in which you can make one plus one equal three. What you really are going to do, how you really going to make this work? So if going from Massachusetts and leapfroging into Connecticut. I would have to think long and hard about that. Instead of what I mean how that would really work and how that will be managed and whether it really is a compelling story.
<A>: Well. Chris I agree as what you’re saying culturally is very important. I would also point out that as you know the financial side of this is critical and we are very disciplined Laurie, we have been in anything that we have done, we have taken a very deliberate strategy over the past number of years that I think has strengthened our organization and put us in the place where we can have these kinds of conversations with the management teams like Ben Franklin, we are strong, we’re very disciplined and we expect that to continue and opportunities beyond our footprints, we will certainly consider contiguous would be ideal but as Chris pointed out, we are going to take our time here and digest this acquisition and do it as effectively as we have done each of the other transactions over the past couple of years.
<Q>: Okay. And a quick question for you. On just calculating your performance tangible/book, here I’m coming up with $10.92 using a total share count of 20.956 million, is that correct?
<A>: No. We’re actually —I can give it to you, our pro forma at the time of the acquisition we think our tangible book will be around $11.45 something like that.
<Q>: $11.45 okay.
<A – Denis Sheahan>: $11.46, we were assuming that we would close March 31 of ‘09 and that’s the pro forma tangible book number.
<Q>: Okay. So adding in December and March earnings also factoring in the hit?
<A – Denis Sheahan>: Yes.

<Q>: Okay. And your total intangibles are $201, correct? If you have a goodwill of $181 and then CDI of 20.
<A – Denis Sheahan>: Yes, that’s right.
<Q>: Okay. And that includes —are you rolling some of the expense of that, actually —it actually probably I think I can talk to you about this offline. Okay, thank you very much.
<A – Denis Sheahan>: Well, it hasn’t —sorry go-ahead.
<Q>: No, no go ahead.
<A – Denis Sheahan>: You’re were going to ask me about goodwill and CDI I’ll be happy to talk to you offline if you want, but I mean, essentially what happens is, there is new accounting going into effect next year.
<Q>: Right.
<A – Denis Sheahan>: Where most of the deal expenses go through the P&L, but —in effect and that’s certainly true for expenses that we will incur —expenses incurred by Ben Franklin will —those that are better incurred prior to the transaction closing will obviously flow through capital which has an impact on goodwill.
<Q>: Right. Is it —it seems like it’s about 10 million or so higher? —I will —Denis I will talk to you offline about this. Thank you, thank you very much, I appreciate the detail.
<A – Denis Sheahan>: Sure.
Operator: Thank you. Our next question is from Mac Hodgson of SunTrust Robinson Humphrey.
Please go ahead.
<Q – Mac Hodgson>: Hi, good morning.
<A>: Good morning.
<Q – Mac Hodgson>: I Just have a question, healthy bank transaction is a little unusual —in this environment it must be certainly appears to be one of those, I just wondered —if you could give any color on Ben Franklin’s decision to sell and —how that came about?
<A>: Sure, I’ll speak about that a little bit Mac. I have known CEO, Thomas Venables for some time, we both serve on the Massachusetts Bankers Association Board and we’ve been friendly for a while. I think one of the concerns while they have performed very, very well, as the regulatory environment banking is more complex, a little bit of scale is a good thing, and as we go through into these more complex times combining capability intellectual cap loan selling is a good thing. And I think it’s within that vein that they —that he and his Board contemplated this decision.
<Q – Mac Hodgson>: Okay great, that’s all I have. Thanks.
Operator: [Operator Instructions]. Gentleman we have no further questions, would you like to make any closing remarks.
Chris Oddleifson
No thank you, I think we’re in good shape. Thank you Andrea, and thank you everybody, we looking forward to talking to you next time for our fourth-quarter earnings call in January. Thank you.
Operator: The conference is now concluded, thank you for attending today’s presentation, you may now disconnect.